EXHIBIT 14.1

CODE OF

CONDUCT

a charter for ethical conduct

at The Wet Seal, Inc.

Table of Contents

Wet Seal, Inc. Code of Conduct

INTRODUCTION	1

ACCURATE AND COMPLETE ACCOUNTING	1

RECORD RETENTION	2

FAIR DEALING	2

LEGAL COMPLIANCE	2

CONFLICTS OF INTEREST	2
Gifts and Entertainment	3
Interests in Competitors, Suppliers and Third Parties	3
Indirect Interests or Relationships	4

SECURITIES LAWS	4

CORPORATE OPPORTUNITIES	4

SAFEGUARDING CORPORATE ASSETS	5

ASKING FOR HELP AND REPORTING CONCERNS	5

INQUIRY FORM	6

CONFIRMATION CERTIFICATE	7

Note: This Code and related policies are current as of November 2, 2002. In adopting and publishing these guidelines, you should note that (1) in some respects our policies may exceed minimum legal requirements or industry practice, (2) nothing contained in this Code should be construed as a binding definition or interpretation of a legal requirement or industry practice, and (3) any action by our employees or agents in violation of the law or this Code is beyond the scope of such person’s authority or duty and is not an act by us or on our behalf.

To obtain additional copies of this Code, you may contact your supervisor or the Corporate Compliance Officer at 1-800-735-7325 ext.4796.

Introduction

The Wet Seal, Inc. Code of Conduct is our charter for ethical conduct. The Wet Seal, Inc. (“the Company”) is in compliance with Federal laws and has established this Code to describe the Company’s expectations for business conduct. The Code applies to all actions of every trustee and every employee, from those who perform entry level functions to senior officers. All officers and managers are responsible for ensuring that employees under their supervision are familiar with the Company’s business ethics policy and are consistently applying it in all business conduct.

In response to recently enacted laws, the Company has established means by which you can confidentially communicate any observations of code violations—in particular accounting, internal accounting controls, or auditing practices—without fear of retaliation by the Company or its employees. To report a concern, you may contact your supervisor.

If you are aware of or observed improper accounting or financial reporting, you may also call and leave an anonymous voicemail message at 1-877-293-8732, 24 hours a day.

If you have concerns related to other matters covered by the Code of Conduct, such as conflicts of interest and business ethics, you may call and leave an anonymous voicemail message at 1-800-735-7325 ext. 4796.

In either case, you may also speak with our Corporate Compliance Officer, who is authorized to assist you in your report and discuss such issues with you. Please contact Ms. Pam O’Connor, the Corporate Compliance Officer, at 949-699-4079.

As far as your personal actions, when you are faced with a situation and you are not clear as to what action you should take, ask yourself the following questions:

•	Does the action comply with this Code?

•	How will your decision affect others, including our customers, shareholders, employees and the community?

•	How will your decision look to others? If your action is legal but can result in the appearance of wrongdoing, consider taking alternative steps.

•	Have you contacted your supervisor regarding the action?

Accurate and Complete Accounting

Our accounting records must follow Generally Accepted Accounting Principles (GAAP) and other laws and regulations such as those of the Internal Revenue Service and the Securities and Exchange Commission. Laws and regulations require that the Company have and maintain internal controls to ensure the integrity of its financial statements. You are required to adhere to the following policies:

•	All financial transactions (such as sales, leases or purchases) must be recorded truthfully, accurately, in a timely fashion and in sufficient detail so that our accounting records are reliable and fairly reflect the nature of the transactions.

•	You may not make any false or misleading entries or maintain any unrecorded or secret fund, reserve, asset or account for any purpose.

•	You may not make any payment or transfer of funds or assets for any purpose other than that described in the documents supporting the payment or transfer.

•	No invoices believed to be false or fictitious may be paid.

•	It is unlawful for you to fraudulently induce, coerce or mislead our independent public accountants to make our financial statements misleading.

Suspected breaches of improper treatment of an accounting transaction must be reported and investigated. We will not retaliate against any employee for filing a good faith complaint or for cooperating in an investigation of an alleged violation and will not tolerate or permit retaliation by management, employees or co-workers.

Record Retention

We will retain all books, records and statements in accordance with our record retention policies and all applicable laws and regulations. It is a crime to alter, destroy, modify or conceal documentation or other objects that are relevant to litigation or a government investigation, including not only formal reports but all less formal data such as e-mails, expense reports and internal memos. If you are informed that information in your possession is the subject of litigation or a government investigation, or if you have other reason to believe that such information may be involved in a judicial proceeding, no matter whether you think it is relevant or not, you are prohibited from making any effort to alter, destroy, modify or conceal that information.

Fair Dealing

We are committed to maintaining the highest levels of integrity and fairness within our company. You should not take unfair advantage of anyone (customers, contractors and even competitors) through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Legal Compliance

The Company behaves in an ethical manner and complies with all laws, rules and government regulations that are applicable to our business.

This discussion is not comprehensive and you are expected to familiarize yourself with all laws and regulations relevant to your position with us, as well as all our related written policies on these laws and regulations. Supervisors are responsible for ensuring that employees under their supervision have access to and are familiar with these laws and regulations.

Conflicts of Interest

All of us must be able to perform our duties and exercise judgment on behalf of the Company without influence or impairment, or the appearance of influence or impairment, due to a non-company activity, interest or relationship.

Conflicts of interest arise:

•	when your private interest interferes—or even appears to interfere—in any way with the Company’s interests;

•	when you take actions or have interests that may make it difficult to perform your Company’s work objectively and effectively; and

•	when you, or a member of your family, receive(s) improper personal benefits (especially loans or guarantees of obligations) as a result of your position in the Company.

Gifts and Entertainment

Commercial bribery is illegal. The following actions may be deemed, or suggest the appearance of commercial bribery when:

•	you directly or indirectly accept gifts, entertainment or favors from anyone with whom the Company does business, and

•	you directly or indirectly provide gifts or favors to the Company’s customers, prospective customers, and public officials and others who are affiliated with such individuals.

As a general rule, and subject to the discussion below, our employees may not accept favors, gifts, free services, discounts, entertainment, or special considerations of any kind in connection with a Company business activity. You should not accept loans from any persons or entities having or seeking our business.

If you are offered a gift or benefit, you must report it to your supervisor (who will report this to the Corporate Compliance Officer). Gifts, services, discounts or entertainment with low value may be allowed on a case by case basis but will in no event be allowed if they are for the sole benefit of the employee or if over a value of $250. To the extent practical, disallowed but received gifts, services, discounts, etc, will be shared within the company or donated to charity. A gift of cash or its equivalent, for any value, is not allowed. Entertainment or favors to the Company’s customers, prospective customers, and public officials and others who are affiliated with such individuals should be avoided unless pre-approved by your supervisor. All funds expended for business entertainment and gifts must be fully and accurately documented and reflected in the books and records of the Company.

Employees working or traveling in foreign countries should obtain the prior specific approval of our legal counsel before paying for certain privileges, services or actions that would cost nothing in the United States or Canada. If circumstances make such prior approval impossible, the payment should be disclosed to your supervisor as soon afterward as feasible.

None of our funds or assets may be contributed to any political candidate or political party, unless such contribution is expressly permitted by law. Employees must not be reimbursed by the Company in any way, directly or indirectly, for personal political contributions.

Interests in Competitors, Suppliers and Third Parties

You should not have any direct or indirect interest in any transaction to which the Company will be a party if your interest or relationship could influence, or appear to influence, your actions with regard to your Company duties. You should not have any financial or other interest in any competitor, vendor, supplier (i.e., someone who provides products or services to the Company) or third party with whom you could influence or appear to influence the Company’s decision to do business (or proposing to do business).

If any of the following situations pertain to you, notify our Corporate Compliance Officer, who will ensure that the situation is reviewed to determine whether the Company’s business relationship with the relevant vendor, etc. is in the best interest of the Company:

•	You (or your relative) have ownership interests in any of our competitors, vendors, suppliers or third party with whom we do business or are proposing to do business (except for ownership of less than one-percent of the securities of a company whose securities are traded on a national securities exchange);

•	You are currently an employee, trustee, director, agent or officer of a company supplier, vendor, or third party that is doing business or proposes to do business with us;

•	You are directly or indirectly engaged in business transactions with one or more of our competitors, vendors, suppliers or third parties.

Indirect Interests or Relationships

You should not be in a position to influence the Company’s decision to engage in business directly or indirectly with one of your relatives. The definition of a “relative” includes your spouse, child, parent, sibling, sibling’s spouse, son-in-law, daughter-in-law, other in-law and any relative who resides with you or person sharing your home. You must disclose to our Corporate Compliance Officer any situation in which one of your relatives has an interest in a competitor, supplier or party to any transaction involving the Company. The Corporate Compliance Officer will then ensure that the situation is reviewed to determine whether the Company’s business relationship with the relevant vendor, etc. is in the best interest of the Company.

Securities Laws

Because we are a public company, we are subject to a number of federal laws concerning the purchase and sale of our shares and other publicly traded securities. These Federal Laws prohibit and punish anyone who gives or releases to anyone data or information of a confidential nature concerning the Company.

Employees who know important information stemming from their employment with the Company not generally known to the public (legally known as “material undisclosed information”) about the Company or any other corporation, including customers, suppliers, or competitors, could be found to be in violation of such laws and regulations if they take advantage of that information by:

•	Trading in the Company’s stock, or

•	Trading in another company’s stock by utilizing confidential information, or

•	Inducing, or in any way assisting others to trade in such stock.

Important information includes but is not limited to significant new products or discoveries, sales and earnings forecasts, major contracts, plans for stock splits, and acquisitions or mergers. Such information in the case of another corporation would also include knowledge that the other corporation will enter into or is negotiating for a contract important to it for the sale of goods and services to or by the Company.

Employees shall not, without the proper authority, give or release to anyone data or information of a confidential nature concerning the Company. Employees must always use the highest care to protect this information from outside parties and other employees that are not authorized to see the information. Each employee is always encouraged to seek their supervisor’s guidance in maintaining the confidentiality of such information.

For more information about our policies concerning the securities laws, you should refer to our Corporate Policy and Procedure on Insider Trading and Disclosure of Information to the Public for Employees of The Wet Seal, Inc. To obtain a copy of the policy, or if you have any questions concerning the securities laws or about our policies with regard to those laws, or regarding the correct ethical and legal action to take in a situation involving material inside information, please contact the CCO.

Corporate Opportunities

Business opportunities relating to the Company’s line of business can only be utilized by the Company itself and not by employees acting in a private manner. Any business opportunity that fits into the strategic plans or that satisfies our commercial objectives also belongs only to the Company. Unless the terms of our declaration of trust or bylaws dictate otherwise, you may not direct these kinds of business opportunities to our competitors, to other third parties or other businesses that you own or are affiliated with in any way. Under no circumstances may an employee exploit the Company’s business opportunities for their own personal gain.

Safeguarding Corporate Assets

The Company’s assets and funds can only be used for legitimate business purposes to advance our strategic objectives. Each employee is responsible for any Company assets and funds in their possession or under their control. Each employee must diligently work to protect these assets and funds from theft, misuse and waste.

Our assets and funds may never be used for an unlawful purpose. Careful safeguarding of our assets makes us more efficient and avoids the potential for loss and embarrassment to you and us. If you become aware of theft, waste or misuse of our assets or funds or have any questions about your proper use of them, you should speak immediately with your supervisor or our Corporate Compliance Officer.

Asking For Help and Reporting Concerns

These polices are imposed by the Board of Directors and reflect our interpretation of the legal requirements. Your failure to adhere to the Code could result in civil or criminal penalties and/or disciplinary action up to and including termination of employment.

When in doubt, ask. Whenever you have a question or concern, are unsure about what the appropriate course of action is, or if you suspect that a violation of the law or this Code has occurred, please talk with your supervisor or the Corporate Compliance Officer.

The Company has established means by which you can confidentially communicate any observations of code violations without fear of retaliation by the Company or its employees. To report a concern, you may also contact your supervisor. If the concern is related to improper accounting or financial reporting, you may call the hotline voicemail at 1-877-293-8732. If the concern is related to another sensitive area, such as a potential conflict of interest or other business ethics questions, you may call the hotline voicemail at 1-800-735-7325 ext. 4796. In either case, you may also speak with our Corporate Compliance Officer who is authorized to assist you in your report and discuss such issues with you, Ms. Pam O’Connor, at 949-699-4079.

Nothing herein is intended to give the impression that The Wet Seal, Inc. is not an at will employer. Rather, this code addresses those items specifically named herein and emphasizes the Company’s commitment to ethical conduct throughout the Company.

Inquiry Form

If you have a question or concern as to whether specific behavior is a violation of corporate policy, please fill out the following inquiry form and return it to the Human Resources Department, Attention Vice President, Human Resources, The Wet Seal, Inc., 26972 Burbank, Foothill Ranch, CA 92610.

Name

Date

Please describe your question or concern in as much detail as possible.

If you would like us to contact you or respond to you at home, please provide the following information:

Home Address

Phone No.

I certify that the information stated above is true and correct to the best of my knowledge. I understand that any disclosures I make are subject to review and investigation. I understand that my disclosures may be reviewed by other appropriate company personnel who will use said information to conduct a reasonable inquiry.

I understand that the disclosures that I make will be held confidential and I will suffer no retaliation for reporting concerns.

Signature

Date

Confirmation Certificate

I have been provided with a copy of the Code of Conduct of The Wet Seal, Inc. I acknowledge that I have read the Code and understand my responsibilities under it. I further acknowledge that I should follow the compliance procedures described in the Code if I have any questions or concerns.

Employee Name:

Date: